Exhibit 99.1

Westaff Reports Profitable Fiscal 2005 First Quarter Results

                WALNUT CREEK, CA, Thursday, March 3, 2005  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its first fiscal quarter, which ended January 22, 2005.

Revenue for the first quarter of fiscal 2005 was $138.3 million, up $15.7 million or 12.8% from the first quarter of fiscal 2004.  Domestic revenue increased 9.0% driven largely by a 5.6% increase in billed hours.  This increase was partially offset by reduced revenue as a result of the November divestiture of one of the Company’s franchises. International revenue increased by 25.4% on billed hour increases of 16.2%.  Excluding the effect of exchange rate fluctuations, international revenue increased 17.2%.

“I am pleased with the overall increase in revenue for the quarter,” commented Westaff President and CEO, Dwight S. Pedersen, “however, we have seen some recent slowing of the sales growth rates in the US and UK.  Our Australia operations generated excellent revenue growth during the quarter in excess of 25% on a constant currency basis.  We currently anticipate consolidated year-over-year sales growth rates in the mid to high single digits for the second quarter of fiscal 2005.”

Gross margin for the 2005 quarter was 17.1% as compared to 16.9% for the 2004 quarter, in spite of a 20% increase in average domestic state unemployment tax rates and a 7% increase in the accrual rates for workers’ compensation.  These downward pressures on margins were offset by increases in average billing rates of 3.1% during the quarter and a 20.5% increase in direct hire revenue as compared to the fiscal 2004 first quarter.

Selling and administrative expenses increased $1.4 million, or 8.5% for the first quarter of fiscal 2005 compared to the fiscal 2004 quarter, due primarily to increased revenue and higher foreign exchange rates used to convert the local currency expenses into US dollars. As a percentage of revenue, selling and administrative expenses were down from 13.2% in the first quarter of fiscal 2004 to 12.7% in the fiscal 2005 quarter.

The Company reported operating income for the first quarter of fiscal 2005 of $1.1 million as compared to an operating loss of $0.4 million in the first quarter of 2004. The Company also reported net income of $0.5 million or $0.03 per share as compared to a first quarter fiscal 2004 loss of $0.9 million or ($0.06) per share.

The Company ended the quarter with a revolver debt balance of $12.3 million and consolidated revolver borrowing availability of $16.5 million.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue and the prospects for fiscal 2005.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Public Relations Director
925-930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(in thousands, except per share data)

	Fiscal Quarter Ended
Statements of Operations:	January 22, 2005	January 24, 2004

Revenues	$138,261	$122,578
Costs of services	114,659	101,837
Gross profit	23,602	20,741
Gross margin	17.1%	16.9%
Franchise agents’ share of gross profit	3,974	3,802
Selling and administrative expenses	17,559	16,186
Depreciation and amortization	970	1,103
Operating income (loss)	1,099	(350)
Interest expense	423	473
Interest income	(26)	(20)
Income (loss) before provision for income taxes	702	(803)
Provision for income taxes	196	103
Net income (loss)	$506	$(906)

Basic and diluted earnings (loss) per share:	$0.03	$(0.06)

Weighted average common shares outstanding - basic	16,048	16,015
Weighted average common shares outstanding - diluted	16,262	16,015

Balance Sheet Highlights:	January 22, 2005	October 30, 2004

Current assets	$84,313	$98,245
Property and equipment, net	10,468	10,184
Goodwill, net	11,806	11,760
Other long-term assets	8,085	2,219
Total assets	$114,672	$122,408

Current liabilities	$55,566	$64,731
Long-term liabilities	18,473	17,830
Total liabilities	74,039	82,561
Stockholders’ equity	40,633	39,847
Total liabilities and stockholders’ equity	$114,672	$122,408